Exhibit 23.1

  DONAHUE ASSOCIATES, L.L.C.
 27 BEACH ROAD, SUITE CO5-A
   MONMOUTH BEACH, NJ.    07750
                        Phone: (732) 229-7723

Consent of Certified Public Accountants

DRS Inc.

We have reviewed the 10KSB as of June 30, 2008 and our report on October 31, 2008 as of that date and consent to its issuance and our opinion.

/s/ Donahue Associates, LLC
Donahue Associates LLC
October 31, 2008